Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION
9 December 2015
RECOMMENDED CASH OFFER
for
Xchanging plc
by
CSC Computer Sciences International Operations Limited
(a wholly owned subsidiary of Computer Sciences Corporation)

Summary

•
The boards of directors of Xchanging plc (“Xchanging”) and Computer Sciences Corporation (“CSC”) are pleased to announce that they have reached agreement on the terms of a recommended cash offer for Xchanging by CSC Computer Sciences International Operations Limited (“CSC Bidco”), a wholly owned subsidiary of CSC, pursuant to which CSC Bidco will acquire the entire issued and to be issued ordinary share capital of Xchanging (the “Offer”).

•	Under the terms of the Offer, Xchanging Shareholders will receive:
for each Xchanging Share held, 190 pence in cash
The Offer represents a premium of approximately:

•	72 per cent. to the Closing Price of 111 pence per Xchanging Share on 2 October 2015 (being the last Business Day prior to the start of the Offer Period);

•	81 per cent. to the average Closing Price of 105 pence per Xchanging Share for the three months ended 2 October 2015; and

•	19 per cent. to the offer price of 160 pence per Xchanging Share which was announced by Capita on 14 October 2015.

•
The Offer values the entire issued and to be issued ordinary share capital of Xchanging at approximately £480 million on the basis of a fully-diluted share capital of 252,533,981 Xchanging Shares. The consideration payable under the Offer will be funded through CSC’s existing cash resources.

•	It is intended that the Offer will be implemented by way of a takeover offer under the Code and within the meaning of Part 28 of the Companies Act.

•
The Xchanging Directors, who have been so advised by Lazard, consider the terms of the Offer to be fair and reasonable. In providing advice to the Xchanging Directors, Lazard has taken into account the commercial assessments of the Xchanging Directors. Lazard is providing independent financial advice to the Xchanging Directors for the purposes of Rule 3 of the Code.

•
Accordingly, the Xchanging Directors intend to unanimously recommend that Xchanging Shareholders accept the Offer. Each Xchanging Director holding Xchanging Shares has irrevocably undertaken to accept the Offer in respect of his own Xchanging Shares, being in aggregate a total of 1,137,804 Xchanging Shares, representing approximately 0.46 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (being the latest practicable date prior to this announcement).

•
In evaluating the Offer, the Xchanging Board has considered various aspects of the Offer, including valuation, transaction timing and execution risk, and considers the Offer to represent a superior offer for Xchanging Shareholders, as compared to other offers. Accordingly, the Xchanging Board has withdrawn its recommendation for the Capita offer and intends to recommend that Xchanging Shareholders accept the Offer.

•
CSC Bidco has received irrevocable undertakings from Odey, Artemis, Fidelity and T. Rowe Price, institutional shareholders of Xchanging, to accept the Offer, in respect of a total of 92,102,372 Xchanging Shares, representing approximately 37.19 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (being the latest practicable date prior to this announcement). The irrevocable undertakings received from Odey, Artemis, Fidelity and T. Rowe Price will cease to be binding in the event of a competing offer for Xchanging, the value of which exceeds the value of the Offer by 10 per cent. or more (in the case of Artemis or T. Rowe Price) or 12 per cent. or more (in the case of Odey or Fidelity).

•
In addition, CSC Bidco has received a commitment from Farringdon, an institutional investor, in respect of 10,000,000 Xchanging Shares, representing approximately 4.03 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (the latest practicable date prior to this announcement), over which Farringdon has a contract for difference, to request that the counterparty to the contract for difference delivers the relevant Xchanging Shares to Farringdon and, if such shares are so delivered, to accept the Offer in respect of such shares. This commitment from Farringdon will cease to be binding in the event of a competing offer for Xchanging, the value of which exceeds the value of the Offer by 12 per cent. or more.

•
In addition, CSC Bidco has received a letter of intent from Threadneedle in respect of a total of 13,423,715 Xchanging Shares, representing approximately 5.42 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (being the latest practicable date prior to this announcement).

•
In aggregate, therefore, irrevocable undertakings, other commitments and a letter of intent to accept the Offer have been received in respect of a total of 116,663,891 Xchanging Shares, representing approximately 47.07 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (being the latest practicable date prior to this announcement). Further details of these irrevocable undertakings, other commitments and the letter of intent are set out in Appendix III to this announcement.

•
CSC is a global leader of next-generation information technology services and solutions. CSC's mission is to enable superior returns on its clients’ technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 56,000 employees and revenue of US$7.4 billion for the 12 months ended 2 October 2015. CSC’s shares are listed on the NYSE (CSC). As at 8 December 2015 (being the latest practicable date prior to this announcement) CSC has a market capitalisation of US$4.2 billion (£2.8 billion).

•
Further details of the Offer will be set out in the Offer Document which will be sent to Xchanging Shareholders within 28 days of the date of this announcement (subject to any extension agreed by CSC Bidco and Xchanging with the consent of the Panel). Subject to the satisfaction or, where applicable, waiver of the Conditions, the Offer is expected to complete in the next six months. An expected timetable of principal events will be included in the Offer Document.

Commenting on the Offer, Geoff Unwin, Chairman of Xchanging, said:
“The terms of the Offer, which represent a significant premium of 81% to the average Closing Price of 105 pence per Xchanging Share for the three months ended 2 October 2015 and 19% to the offer price of 160 pence per Xchanging Share announced by Capita on 14 October 2015, provides certainty, in cash, to Xchanging Shareholders today. The Xchanging Board has withdrawn its recommendation for the Capita offer and is now recommending that Xchanging Shareholders accept the Offer from CSC.”

Commenting on the Offer, J. Michael Lawrie, President and CEO of CSC, said:
“CSC leads clients on their digital transformation journeys. Xchanging’s capabilities and experience in the commercial insurance market would complement CSC’s global insurance presence in software, outsourcing and services. I look forward to welcoming Xchanging to the CSC family as we continue to grow our insurance business and invest in our differentiated next-generation solutions.”

This summary should be read in conjunction with, and is subject to, the accompanying full text of this announcement (including the Appendices). The Offer will be subject to the satisfaction or, where applicable, waiver of the Conditions and certain further terms set out in Appendix I to this announcement and to the full terms and conditions which will be set out in the Offer Document. Appendix I to this announcement contains the Conditions to, and certain further terms of, the Offer. Appendix II to this announcement contains further details of the sources of information and bases of calculations set out in this announcement. Appendix III to this announcement contains further details of the irrevocable undertakings, other commitments and the letter of intent. Appendix IV to this announcement contains definitions of certain expressions used in this summary and in this announcement.

Xchanging and CSC will hold a conference call to discuss the Offer at 8.30 am GMT (London time) today, Wednesday 9 December 2015. To participate on the call, please dial +44 20 3427 1909 and use the passcode 2748244.

Enquiries:
CSC and CSC Bidco
Paul N. Saleh, Chief Financial Officer H.C. Charles Diao, Vice President, Finance & Corporate Treasurer Neil DeSilva, Investor Relations Rich Adamonis, Media Relations	Tel: +1 703 876 1000 Tel: +1 703 876 1000 Tel: +1 703 641 3000 Tel: +1 862 228 3481
Goldman Sachs (financial adviser to CSC and CSC Bidco)
Nick Harper Jonathan Hall Colin Ryan Nick Pomponi	Tel: +44 (0) 20 7774 1000 Tel: +1 415 393 7500
Xchanging	Tel: +44 (0) 20 3604 6999
Geoff Unwin, Chairman Ken Lever, Chief Executive
Lazard (financial adviser and Rule 3 adviser to Xchanging)	Tel: +44 (0) 20 7187 2000
William Rucker Cyrus Kapadia Olivier Christnacht
Investec Bank plc (corporate broker to Xchanging)	Tel: +44 (0) 20 7597 4000
Christopher Baird James Rudd
Liberum (corporate broker to Xchanging) Peter Tracey Neil Patel	Tel: +44 (0) 20 3100 2000
Maitland (public relations adviser to Xchanging)	Tel: +44 (0) 20 7379 5151
Emma Burdett Dan Yea

Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, and its affiliate, Goldman, Sachs & Co., are acting exclusively for CSC and CSC Bidco and no one else in connection with the Offer or any other matter referred to in this announcement and will not be responsible to anyone other than CSC and CSC Bidco for providing the protections afforded to clients of Goldman Sachs, or for providing advice in connection with the Offer or any other matter referred to herein.
Lazard & Co., Limited, which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Xchanging and for no one else in connection with the Offer and will not be responsible to anyone other than Xchanging for providing the protections afforded to its clients or for providing advice in connection with the Offer.

Neither Lazard & Co., Limited nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard & Co., Limited in connection with this announcement, any statement contained herein, the Offer or otherwise.
Investec Bank plc, which is authorised in the United Kingdom by the PRA and regulated by the FCA and the PRA, is acting exclusively for Xchanging and no-one else in connection with the Offer and will not be responsible to anyone other than Xchanging for providing the protections afforded to its clients or for providing advice in connection with the Offer. Neither Investec Bank plc nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Investec Bank plc in connection with this announcement, any statement contained herein, the Offer or otherwise.
Liberum Capital Limited, which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Xchanging and for no one else in connection with the Offer and will not be responsible to anyone other than Xchanging for providing the protections afforded to its clients or for providing advice in connection with the Offer.
This announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer to sell or invitation to purchase any securities or the solicitation of any vote for approval in any jurisdiction, nor shall there be any sale, issue or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law. The Offer will be made solely through the Offer Document and the accompanying Form of Acceptance, which will together contain the full terms and conditions of the Offer, including details of how to accept the Offer. Any response in relation to the Offer should be made only on the basis of the information contained in the Offer Document or any document by which the Offer is made.
This announcement has been prepared for the purpose of complying with the laws of England and Wales and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales.
Overseas Shareholders
The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law. Persons who are not resident in the United Kingdom or the United States or who are subject to the laws of any jurisdiction other than the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements. Further details in relation to overseas shareholders will be contained in the Offer Document.
Unless otherwise determined by CSC Bidco or required by the Code, and insofar as permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Offer by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this announcement and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Offer (including agents, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.
The availability of the Offer to Xchanging Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

US Shareholders
The Offer will be made for securities of an English company with a listing on the London Stock Exchange, and Xchanging Shareholders in the United States should be aware that this announcement, the Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Code and UK disclosure requirements, format and style, all of which differ from those generally applicable in the United States. Xchanging's financial statements and all financial information that is included in this announcement, or that may be included in the Offer Document or any other documents relating to the Offer, have been or will be prepared in accordance with International Financial Reporting Standards adopted in the European Union and may not be comparable to the financial statements or other financial information of US companies.
The Offer will be for the securities of a non-US company which does not have securities registered under Section 12 of the US Securities Exchange Act. The Offer will be made in the United States pursuant to Section 14(e) of, and Regulation 14E under, the US Securities Exchange Act, and otherwise in accordance with the requirements of the Code. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and laws. In the United States, the Offer will be deemed made solely by CSC Bidco and not by any of its financial advisers.
In accordance with, and to the extent permitted by, the Code, normal UK market practice and Rule 14e-5 under the US Securities Exchange Act, CSC Bidco or its nominees or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, Xchanging Shares outside the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the Code and the rules of the London Stock Exchange, and Rule 14e-5 under the US Securities Exchange Act to the extent applicable. In addition, in accordance with, and to the extent permitted by, the Code, normal UK market practice and Rule 14e-5 under the US Securities Exchange Act, Goldman Sachs and its affiliates will continue to act as exempt principal traders in Xchanging Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law. Any information about such purchases will be disclosed on a next day basis to the Panel and will be available to all investors (including US investors) from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com.
The receipt of cash pursuant to the Offer by a US holder of Xchanging Shares may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws. Each US shareholder of Xchanging is urged to consult with his, her or its independent professional adviser regarding any acceptance of the Offer including, without limitation, to consider the tax consequences associated with such holder's acceptance of the Offer. Furthermore, the payment and settlement procedure with respect to the Offer will comply with the relevant United Kingdom rules, which differ from the United States payment and settlement procedures, particularly with regard to the date of payment of consideration.
Neither the US Securities and Exchange Commission nor any other US state securities commission has approved or disapproved the Offer, or passed judgment upon the fairness or merits of the Offer or passed judgment upon the adequacy or completeness of this announcement or the Offer Document. Any representation to the contrary is a criminal offence.
Forward Looking Statements
This announcement contains statements that are or may be forward looking statements. All statements other than statements of historical facts included in this announcement may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “estimates”, “synergy”, “cost-saving”, “projects”, “goal” or “strategy” or, words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of CSC Bidco’s or Xchanging’s operations and potential synergies resulting from the Offer; and (iii) the effects of government regulation on CSC Bidco’s or Xchanging’s business.
These forward looking statements are not guarantees of future financial performance. Except as expressly provided in this announcement, they have not been reviewed by the auditors of CSC Bidco or Xchanging. Such forward looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. All subsequent oral or written forward looking statements attributable to CSC Bidco or Xchanging or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. CSC Bidco and Xchanging disclaim any obligation to update any forward looking or other statements contained herein, except as required by applicable law.
Dealing Disclosure Requirements
Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8 of the Code. A Dealing Disclosure by a person to whom Rule 8.3(b) of the Code applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Code).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
Information relating to Xchanging Shareholders
Please be aware that addresses, electronic addresses and certain information provided by Xchanging Shareholders, persons with information rights and other relevant persons for the receipt of communications from Xchanging may be provided to CSC Bidco during the Offer Period as requested under Section 4 of Appendix 4 of the Code to comply with Rule 2.12(c).
Publication on Website
A copy of this announcement together with all information incorporated into this announcement by reference to another source will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions on Xchanging’s and CSC’s websites (www.xchanging.com/takeoverbid and www.csc.com respectively) by no later than 12 noon (London time) on the Business Day following the publication of this announcement. For the avoidance of doubt, the contents of those websites are not incorporated by reference into, and do not form part of, this announcement.
You may request a hard copy of this announcement (and any information incorporated by reference in this announcement) by contacting Xchanging’s registrar, Equiniti Limited, at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, United Kingdom or on 0871 384 2030 (calls to this number cost 10 pence per minute plus your phone company’s access charge, lines are open 8.30 a.m. to 5.30 p.m. Monday to Friday) with an address to which the hard copy may be sent. If calling from outside the UK, use +44 121 415 7047. You may also request that all future documents, announcements and information to be sent to you in relation to the Offer should be in hard copy form.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION
9 December 2015
RECOMMENDED CASH OFFER
for
Xchanging plc
by
CSC Computer Sciences International Operations Limited
(a wholly owned subsidiary of Computer Sciences Corporation)

1	Introduction
The board of directors of Xchanging plc (“Xchanging”) and Computer Sciences Corporation (“CSC”) are pleased to announce that they have reached agreement on the terms of a recommended cash offer for Xchanging by CSC Bidco, a wholly owned subsidiary of CSC, pursuant to which CSC Bidco will acquire the entire issued and to be issued ordinary share capital of Xchanging at a price of 190 pence per Xchanging Share. It is intended that the Offer be implemented by means of a takeover offer under the Code.

2	The Offer
Under the terms of the Offer, which will be subject to the Conditions and terms set out in Appendix I to this announcement and to the further terms to be set out in the Offer Document, Xchanging Shareholders will receive:
for each Xchanging Share held, 190 pence in cash
The Offer represents a premium of approximately:

•	72 per cent. to the Closing Price of 111 pence per Xchanging Share on 2 October 2015 (being the last Business Day prior to the start of the Offer Period);

•	81 per cent. to the average Closing Price of 105 pence per Xchanging Share for the three months ended 2 October 2015; and

•	19 per cent. to the offer price of 160 pence per Xchanging Share which was announced by Capita on 14 October 2015.
The Offer values the entire issued and to be issued ordinary share capital of Xchanging at approximately £480 million on the basis of a fully-diluted share capital of 252,533,981 Xchanging Shares.

3	Background to and reasons for the Offer
CSC leads clients on their digital transformation journeys by providing innovative next-generation technology services and solutions that leverage deep industry expertise, global scale, technology independence and an extensive partner community. CSC serves leading commercial and international public sector organisations throughout the world.

Within the insurance market, CSC is a leader in the provision of software, services and outsourcing. CSC leverages its extensive software capability to build services and deliver next-generation technology to the insurance industry. CSC is actively engaged with insurers globally, helping them build new digital businesses and transform their current operations.

CSC believes that an acquisition of Xchanging represents an attractive opportunity to combine CSC’s global scope in insurance, BPO and IT services with Xchanging’s specific expertise and leading software products that support the commercial insurance market. Xchanging offers CSC a newly modernised suite of insurance platforms, which are well established with the largest insurers, managing agents and brokers. In addition, Xchanging is a strong provider of business process services providing efficient, centralised operations to the London market.

In addition to the insurance sector, CSC sees opportunities to leverage Xchanging’s capabilities in other areas, such as wealth management outsourcing services and infrastructure and applications. CSC will also assess Xchanging’s other businesses to see how they might add value to CSC’s existing offerings and customer relationships.

With its global reach, software and technology heritage and next-generation capabilities, CSC is well placed to grow Xchanging globally whilst delivering costs savings.

Xchanging represents an opportunity for CSC to:

•	enhance CSC’s portfolio of next-generation offerings;

•	provide a platform for Xchanging to realise the potential of its software, technology and BPO solutions and drive client satisfaction;

•	leverage CSC’s global operating model and proven ability to drive efficiencies; and

•	deliver significant financial benefits.

CSC expects to be able to realise revenue synergies by expanding Xchanging’s market reach, increasing CSC’s sales to Xchanging clients, and building a services business around the Xuber platform. CSC also expects to generate approximately £50 million to £60 million of ongoing annual cost synergies within 12 to 18 months following completion of the Offer, with key opportunities including:

•	efficiencies in procurement across IT infrastructure and business services as a result of the scale of the combined business and some rationalisation of relevant support organisations;

•
rationalising and optimising central services and corporate functions, in particular costs associated with human resources, IT, finance and legal support functions including areas associated with Xchanging’s status as a listed company;

•
optimising the delivery capability of the combined business to service customers through using established methodologies and best practice within CSC’s Delivery Excellence Office, including the use of CSC’s best shoring strategy; and

•	rationalising under-utilised and overlapping facilities in countries where CSC and Xchanging both have existing facilities.

One-time costs to achieve the costs synergies are currently estimated to be in the range of £30 million to £35 million.

The Acquisition is expected to close in the next six months pending receipt of regulatory approvals.

4	Recommendation
The Xchanging Directors, who have been so advised by Lazard, consider the terms of the Offer to be fair and reasonable. In providing advice to the Xchanging Directors, Lazard has taken into account the commercial assessment of the Xchanging Directors. Lazard is providing independent financial advice for the purposes of Rule 3 of the Code to the Xchanging Directors.
Accordingly, the Xchanging Directors intend to unanimously recommend that Xchanging Shareholders accept the Offer. Each Xchanging Director holding Xchanging Shares has irrevocably undertaken to accept the Offer in respect of his own Xchanging Shares (further details of these irrevocable undertakings are contained in paragraph 5 below).

5	Irrevocable undertakings
CSC Bidco has received irrevocable undertakings from each of those Xchanging Directors holding Xchanging Shares to accept the Offer, in respect of a total of 1,137,804 Xchanging Shares, representing approximately 0.46 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (being the latest practicable date prior to this announcement).1
In addition, CSC Bidco has received irrevocable undertakings from Odey, Artemis, Fidelity and T. Rowe Price, institutional shareholders of Xchanging, to accept the Offer, in respect of a total of 92,102,372 Xchanging Shares, representing approximately 37.19 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (being the latest practicable date prior to this announcement). The irrevocable undertakings received from Odey, Artemis, Fidelity and T. Rowe Price will cease to be binding in the event of a competing offer for Xchanging, the value of which exceeds the value of the Offer by 10 per cent. or more (in the case of Artemis or T. Rowe Price) or 12 per cent. or more (in the case of Odey or Fidelity).
In addition, CSC Bidco has received a commitment from Farringdon, an institutional investor, in respect of 10,000,000 Xchanging Shares, representing approximately 4.03 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (the latest practicable date prior to this announcement), over which Farringdon has a contract for difference, to request that the counterparty to the contract for difference delivers the relevant Xchanging Shares to Farringdon and, if such shares are so delivered, to accept the Offer in respect of such shares. This commitment from Farringdon will cease to be binding in the event of a competing offer for Xchanging, the value of which exceeds the value of the Offer by 12 per cent. or more..
In addition, CSC Bidco has received a letter of intent from Threadneedle in respect of a total of 13,423,715 Xchanging Shares, representing approximately 5.42 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (being the latest practicable date prior to this announcement).
In aggregate, therefore, irrevocable undertakings, other commitments and a letter of intent to accept the Offer have been received in respect of a total of 116,663,891 Xchanging Shares, representing approximately 47.07 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (being the latest practicable date prior to this announcement). Further details of these irrevocable undertakings, other commitments and the letter of intent are set out in Appendix III to this announcement.
Copies of the irrevocable undertakings, other commitments and the letter of intent will be on display on Xchanging’s and CSC's websites (www.xchanging.com/takeoverbid and www.csc.com respectively) from 12 noon on 10 December 2015 until the end of the Offer Period.

6	Background to and reasons for the recommendation

On 14 October 2015, it was announced that the boards of directors of Capita and Xchanging had reached agreement on the terms of a recommended acquisition by Capita of the entire issued and to be issued share capital of Xchanging for 160 pence per Xchanging Share in cash.
The Offer price of 190 pence per Xchanging Share in cash values Xchanging at a premium of 19 per cent. to the Capita offer price. In evaluating the Offer, the Xchanging Board has considered various aspects of the Offer, including valuation, transaction timing and execution risk, and considers the Offer to represent a superior offer for Xchanging Shareholders, as compared to other offers. Accordingly, the Xchanging Board has withdrawn its recommendation of the Capita acquisition and intends to recommend the Offer.
The Xchanging Board has held discussions with CSC since the beginning of November 2015 regarding the terms of the potential acquisition of Xchanging by CSC. On 12 November 2015, Xchanging received a non-binding conditional proposal from CSC to acquire Xchanging at 170 pence per Xchanging Share in cash. Following a period of due diligence and discussions, CSC revised its offer upwards to 190 pence per Xchanging Share.
As noted in the announcement by Xchanging on 16 November 2015, Xchanging also received an indicative proposal from Ebix to acquire Xchanging at 175 pence per Xchanging Share in cash. Discussions have continued with Ebix but Ebix has not reached the stage at which it is prepared to announce a firm intention to make an offer under the Code which can be put before Xchanging Shareholders (and there can be no certainty Ebix will do so).
As a result of this announcement, the previous deadline of 5.00 p.m. on 9 December 2015 for other bidders either to announce a firm intention to make an offer or to announce they do not intend to make an offer will be replaced by a new deadline of 5.00 p.m. on the 53rd day following the posting of the Offer Document.
The terms of the Offer represent a significant premium, in cash, of: approximately 81 per cent. to the average Closing Price of 105 pence per Xchanging Share for the three months ended 2 October 2015 (being the last Business Day prior to the date of Xchanging’s announcement on 4 October 2015 that it was in discussions with Capita and Apollo); approximately 72 per cent. to the Closing Price per Xchanging Share of 111 pence on 2 October 2015; and approximately 94 per cent. to the average Closing Price of 98 pence per Xchanging Share for the one month period ended 2 October 2015.
The Xchanging Directors believe that CSC is a credible counterparty with a strong track-record of acquiring and integrating businesses. CSC’s global scope in insurance, BPO and IT services presents a strong platform from which to accelerate Xchanging’s growth. Given the business segments of the two companies, there is a compelling strategic fit. Accordingly, Xchanging Directors believe that there is strategic logic and potential business benefits to a combination of Xchanging and CSC.
Although the Xchanging Directors believe the Xchanging Group has a strong future as an independent business, the Offer premium places value on the Xchanging Group’s prospects and provides certainty, in cash, to Xchanging Shareholders today as against the inherent uncertainty of the delivery of future value that exists in any business.

7	Information on CSC and CSC Bidco
CSC
CSC is a global leader of next-generation information technology services and solutions. CSC’s mission is to enable superior returns on its clients’ technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 56,000 employees and revenue of US$7.4 billion for the 12 months ended 2 October 2015. CSC’s shares are listed on the NYSE (CSC). As at 8 December 2015 (being the latest practicable date prior to this announcement) CSC has a market capitalisation of US$4.2 billion (£2.8 billion).

CSC Bidco
CSC Bidco is a wholly-owned subsidiary of CSC.

8	Information on Xchanging
Xchanging is a business technology and services provider. Xchanging uses innovation, technology and customer and market insight to provide differentiated solutions to its customers' operational and business processing challenges. Xchanging manages complex, large-scale back and middle office processes for its customers, providing an improved service at a lower cost than when these functions are performed internally. Xchanging's core business is the management of customers' business processes. Xchanging has offerings in three business areas: business process services, technology and procurement.
Business Process Services (BPS)
The BPS business uses innovative technology to manage customers' complex back and middle office functions, including policy administration, claims administration, workers' compensation, broking administration and insurance products processes. The BPS business serves customers in many industry sectors, including Construction and Real Estate, Manufacturing, Retail and Distribution, Healthcare and the Public Sector, but the BPS business has particular domain strength in the P&C Insurance and Banking and Capital Markets sectors.
Technology
The Technology business provides insurance software, application services and technology infrastructure management services to a range of customers. Its Xuber insurance software products offer a comprehensive range of highly configurable and scalable modules, providing core processing for operators in the non-life commercial insurance market. Xchanging's application services business builds, tests and supports software applications for customers, many of whom are global leaders in their respective industries.
Procurement
The Procurement businesses manage customer spend through procurement management services, including strategic sourcing, category and spend management, spend analytics and e-procurement services. Each service offering is based around Xchanging's core technology platform, MM4, which is available via a stand-alone subscription or as part of four, technology-enabled procurement services: Procurement Outsourcing, Software-as-a-Service, Procurement-as-a-Service and Tail-end Spend Management.
In its annual results for the year ended 31 December 2014, Xchanging reported revenue of £573.5 million, gross profit of £69.3 million and a profit before tax of £51.1 million. On 30 July 2015, Xchanging reported its interim results for the six months ended 30 June 2015, with revenue of £240.2 million, gross profit of £27.6 million and a profit before tax of £17.1 million.

9	Current trading
Xchanging
On 30 July 2015, Xchanging announced its interim results for the six month period ended 30 June 2015, an extract of which is set out below:
“OVERVIEW
During the first half of the year our Business Process Services (‘BPS’) and Technology businesses (93.5% of 1H net revenue) performed well, in line with or ahead of our expectations. Our Procurement business (6.5% of 1H net revenue) however has delivered a very poor and disappointing performance which, combined with currency factors in our BPS business, has impacted our overall result for the half year.

Sector Review
BPS (67.2% of 1H net revenue)
Business Process Services has performed well. The transition out of legacy and lower margin business in our Broking and Claims businesses, a process that is now almost complete, reduced net revenue by £9.1 million. The weakening of the Euro and Australian dollar adversely impacted net revenue by £4.6 million. Despite these challenges, net revenue for this business amounted to £134.0 million (HY 2014: £142.1 million). Adjusted operating profit was £28.4 million (HY 2014: £26.1 million), representing an adjusted operating profit margin of 21.2% (HY 2014: 18.4%) largely reflecting the benefit of cost reduction initiatives taken last year.
BPS has continued to pursue the technology-enabled processing strategy and we are seeing encouraging signs from recent new offerings. Robotic Process Automation has been embedded in our operations and is now being taken to our customers as part of our enhanced service offering.
We have now combined our original Binder 360 offering with BinderCloud from the Total Objects acquisition at the end of 2014. The new offering, BinderCloud 360, sits at the heart of our new menu of Delegated Underwriting Services. Launched in 2014, the service has been well received in the market, winning a number of initial broker and carrier customers.
In Australia, the broker technology platform X-alt, in which we have a 90% interest, launched in April 2015. It is building a strong pipeline of new business, winning 6 new contracts in the first half of this year.
Following a successful Netsett pilot in an in-house corporate setting, the current pilot with members of the Ruschlikon group of broker and insurance companies is going well. Netsett, with the continued support of our partner Deutsche Bank, is gaining traction and is anticipated to generate its first revenues, albeit small, in the second half of the year.
We are working closely with Lloyd’s of London to provide support for their Central Services Refresh Programme to achieve market modernisation. Within this, our current programme of new technology introductions, due to continue into 2016, is being well received. Our investment in the current year in developing this technology is key to ensuring that we remain at the centre of the London market.
The exit from the WorkCover workers’ compensation contract with the State of New South Wales in Australia is now substantially complete.
In Financial Services, our investment in technology and restructuring is well advanced. The benefits are starting to show, although the reported numbers are being adversely impacted by the translation impact of the weak Euro against Sterling.
Technology (26.3% of 1H net revenue)
Technology has also performed well, despite the comparative effect of the exit from the London Metal Exchange (‘LME’) contract in May 2014, and the impact on adjusted operating profit of a higher amortisation charge of £5.1 million (HY 2014: £3.7 million). Net revenue was £52.4 million (HY 2014: £47.1 million). Adjusted operating profit was £4.1 million (HY 2014: £2.7 million), representing an adjusted operating profit margin of 7.8% (HY 2014: 5.7%).
The acquisition of the European insurance software businesses from Agencyport Software, announced on 4 July 2014, was finally cleared by the Competition and Markets Authority on 29 April 2015. The process not only delayed our ability to integrate the business, but also put a material burden on management resource as well as incurring costs.
However, this business meantime continued to perform in line with our expectations and the acquisition business plan, on a standalone basis. Following clearance, we are now integrating the acquisition into our Xuber insurance software business, so we can enjoy the full synergy, product offering and new market opportunity benefits envisaged at the time of the acquisition. In the second half we expect to start to realise the benefit of integration savings, which are anticipated to reach significant levels in 2016.
Similarly, the Total Objects acquisition, completed in December 2014, is contributing well in its first full half year and has been successfully building its customer base.
Our Xuber insurance software business continues to strengthen its profile in the market. Some key contracts were won in the first half, including with Ariel Re, with certain more material contracts in the pipeline progressing towards closure during the second half. A number of implementations including Everest Re are at an advanced stage of completion.
We remain confident about the potential of the Insurance Software business and the strength of the pipeline, although the length of the sales cycle, particularly for large policy administration replacement projects, means the timing of contract wins is not easy to predict.
In our Application Services business, the strong growth momentum continues with good flows of new business across the entire sector, and important new signings made in our Education business and in the Asian marketplace. We have won a significant number of new clients and substantially increased our portfolio of work with our existing customers.
Given the materiality of contracts in the Xuber pipeline, some of which are based on initial licence revenues in-year, the timing of wins will be an important factor in Xchanging’s financial performance for the year as a whole.
Procurement (6.5% of 1H net revenue)
As foreshadowed in our First Quarter 2015 Update published in April, Procurement has had a difficult first half year. A weak performance in the traditional outsourcing business has combined with underperformance in one of the new Tail-end Spend Management contracts, overshadowing the HY on HY revenue growth of the acquired technology businesses to deliver an overall unsatisfactory result. Net revenue was £13.0 million (HY 2014: £15.9 million), and the adjusted operating loss was £6.8 million (HY 2014: £1.7 million loss). This was after allocating central overheads of £1.8 million (HY 2014: £1.9 million). This has resulted in an impairment of the Procurement sector goodwill of £47.0 million and an onerous contract and related assets exceptional charge of £4.1 million. In the 2H we expect a further exceptional charge for restructuring of c.£3 million.
Our Procurement business is comprised of three principal operations: our technology platform offerings comprising the MM4 and Spikes Cavell (acquired in February 2015) spend analytics businesses; our traditional outsourcing contracts; and our Tail-end Spend Management contracts.
Technology platform offerings: revenues from our technology platform offerings, Software-as-a-Service ('SaaS') and Procurement-as-a-Service ('PaaS') based on the MM4 technology, continue to grow from a small base. Spikes Cavell, acquired in February 2015 to build out the range of offerings, is performing to plan and has secured some key contract renewals. The technology business has grown revenues with net additions to the customer base, mainly in the attractive US market.
Traditional outsourcing: in our First Quarter 2015 Update we noted that the performance of the Procurement business overall was being adversely impacted by our traditional outsourcing business where cost base reduction has been lagging the rate of loss of traditional revenues, impacted by contract exits and contract renegotiations. These circumstances have persisted throughout the first half.
Tail-end Spend Management: in the First Quarter 2015 Update we also noted that the first half of 2015 would bear the costs of the implementation process for the new, Tail-end Spend Management business won in the second half of 2014, with benefits expected to start showing in the second half of the year. Whilst the costs of implementation have been borne in the first half as expected, the associated stream of new revenue has been slow to gain momentum and is significantly lagging our expectations. The future of this contract is now under active review and it has been accounted for as an onerous contract in our half year accounts.
The combined effect of the traditional outsourcing and Tail-end Spend Management businesses has significantly impacted the Procurement business result overall.
In our First Quarter 2015 Update we commented that a recovery plan was underway to address the challenges facing the Procurement business, and in the first half, significant work has been undertaken to manage the cost base. However, despite revenue growth in the, as yet small, technology platform business, anticipated new contracts in the second quarter did not materialise, resulting in a deterioration of the financial year forecast for Procurement overall.
We have undertaken a review of options for how best to manage this business profitably. Our decision is to align the principal parts with other segments of the Group. This is designed to facilitate the potential for a material reduction in the cost base of the business across the second half of the year and to enable us to manage the business profitably. As firm proposals for cost reductions are formulated they will be subject to local legislation on employee consultation in all potentially affected countries.
The technology platform-based SaaS/PaaS business will be included within our Technology business and come under that sector's leadership. We will continue to go to market actively and support these offerings, as part of our expanding technology range.
Our outsourcing contracts, being in the nature of business process outsourcing business, will now be operated and delivered by our BPS business, and come under that sector's leadership. We anticipate being able to utilise our existing BPS infrastructure to achieve significant cost reductions during the second half of 2015. The procurement outsourcing business will continue with the existing customers and will be an offering as an upsell to the technology customer relationships. The capability to deliver the contracts will be retained within BPS and we will also further examine options for improving the efficiency of this business through the greater use of robotics and offshoring.
One of the Tail-end Spend Management contracts won in 2014 has proved disappointing, incurring unacceptable losses to date. We are actively reviewing the contract with the customer to establish a resolution. In the meantime, the contract will be managed and delivered by BPS, alongside the traditional outsourcing contracts.
To help plan to achieve maximum benefit from the strategic realignment in the second half of the year, we have enlisted external support. We will continue to report financial information for the Procurement businesses in the near term but ultimately the technology and business processing components of Procurement will be reported within Technology and BPS.
OUTLOOK
There is no doubt that the significant part of Xchanging's business is benefitting from the actions and investments of recent years and growing robustly in attractive markets. The significant and unwelcome underperformance of Procurement, which accounts for a small part of our overall business, should not obscure the strong growth and future potential of the Group, nor the fact of the significant transformation the Company has undergone over the last four years. Xchanging now has a leading insurance software business and an enviable position in the insurance market; a stable capital markets business; and a growing Applications Services business.
As described above, our BPS and Technology businesses have performed strongly in the first half of the year and the outlook is for this robust performance to continue in the second half of the year, although this is dependent on the timing of material Xuber contracts, and currency effects. In Procurement, we have a clear strategic objective to address the profitability issues, in the second half of the year. Our success in achieving this will also affect our full year financial performance.

Our efforts in the second half will be focussed on converting our established and growing pipeline. It will also be focused on achieving a satisfactory result from the reorganisation of the way in which we manage and operate our procurement business within BPS and Technology by aligning our outsourcing contracts with our BPS business and using our Technology business to accelerate our procurement technology offerings. The outlook for the full year is for a trading performance in line with last year and a return to growth in the full year 2016.”
Since 30 June 2015, Xchanging has continued to trade materially in line with expectations.

10	Management, employees and locations
CSC recognises the skills and experience of the existing management and employees of Xchanging and believes that employees will benefit from the greater opportunities within the combined group.
CSC also recognises that, in order to achieve the expected benefits of the Acquisition, operational and administrative restructuring will be required following the completion of the Offer. CSC intends to form an Integration Management Office (IMO) to carry out a detailed review of Xchanging’s operations and to begin planning for the integration of Xchanging within CSC’s business. No decisions have been made by CSC in relation to that integration and no detailed discussions have been held between CSC and Xchanging in this regard. Until such review occurs, CSC cannot be certain of the potential impact that any such actions will have on employees of the combined group or the location of their places of business or any redeployment of assets, although it is expected that this review will likely result in a reduction in the headcount of the combined group and some rationalisation of facilities.
Based on the preliminary analysis completed to date, CSC can however confirm that:

•	CSC intends to integrate Xchanging within its businesses focused on providing technology solutions and services to the insurance sector;

•
the combined business is expected to benefit from efficiencies in procurement across its IT infrastructure and business services areas as a result of the scale of the combined business and some rationalisation of relevant support organisations;

•
areas have been identified across the Xchanging Group where certain functions exist within each individual business unit rather than at central group level. CSC intends to identify areas of overlap in human resources, IT, finance and legal support functions across Xchanging’s business units and with CSC’s business in order to remove duplication and optimise these functions;

•
any rationalisation and optimisation of functions and business areas may result in a net reduction in the short term of the current headcount of the relevant areas of CSC’s business combined with Xchanging. At this stage, no specific roles have been identified but it is anticipated that these reductions will be implemented over the first 12 months following completion of the Offer. In addition, CSC plans to optimise the delivery capability of the combined business to service customers through using established methodologies and best practice within CSC’s Delivery Excellence Office, including the use of CSC’s best shoring strategy;

•
as part of the integration phase, CSC will investigate the opportunity to rationalise facilities in countries where CSC and Xchanging both have existing facilities, largely in the UK and India through CSC’s real estate portfolio programme. At this stage, no specific locations have been identified but it is anticipated that any impact on existing locations will be focused on facilities that are currently underutilised and will be implemented as soon as practicable following completion of the Offer;

•
following completion of the Offer, certain functions which have historically been related to Xchanging’s status as a listed company may no longer be required or will be reduced in size to reflect Xchanging ceasing to be a listed company; and

•	the non-executive directors of Xchanging intend to resign as Xchanging Directors on completion of the Offer.
CSC intends that the existing employment rights, including pension rights, of all Xchanging employees will be safeguarded on completion of the Offer.

11	Xchanging Share Schemes
Participants in Xchanging Share Schemes will be contacted regarding the effect of the Offer on their rights under the Xchanging Share Schemes and appropriate proposals will be made to such participants in due course. Further details of the terms of such proposals will be made available in due course to participants in the Xchanging Share Schemes.

12	Financing
The cash consideration payable under the Offer is being financed by CSC’s existing cash resources.
Goldman Sachs, financial adviser to CSC and CSC Bidco, is satisfied that sufficient cash resources are available to CSC Bidco to enable it to satisfy in full the consideration payable to Xchanging Shareholders in connection with the Offer.

13	Confidentiality Agreement
Xchanging and CSC entered into a confidentiality agreement on 6 November 2015, as amended (the “Confidentiality Agreement”).
In the course of discussions relating to the Offer, CSC has received or will receive certain information relating to Xchanging and its subsidiaries, their businesses and the Xchanging Shareholders. Pursuant to the Confidentiality Agreement, CSC has undertaken to keep this information confidential and not to disclose it to third parties except: (a) to its affiliates and its and their respective advisers, agents, representatives, officers, employees and partners on a need-to-know basis; or (b) if required by law or regulation or by any regulatory or governmental authority or stock exchange.
Pursuant to the Confidentiality Agreement, CSC has also undertaken, for a period of 12 months from 6 November 2015, not to make or have any contact in relation to the Acquisition with any shareholder (save for certain institutional Xchanging Shareholders as agreed with Xchanging), director, employee, customer, contractor or sub-contractor of, or supplier or lender to, Xchanging or any of its subsidiaries and not to solicit, engage or employ or offer to employ any director, officer or senior employee of Xchanging or any of its subsidiaries who was involved in the Acquisition, save in certain circumstances.
Save as referred to above, the obligations of CSC pursuant to the Confidentiality Agreement will remain in force until completion of the Offer or, if the Offer fails to complete, until 5 November 2017.

14	Co-operation Agreement
On 9 December 2015, CSC Bidco and Xchanging entered into a co-operation agreement in relation to the Offer (the “Co-operation Agreement”) pursuant to which, among certain other matters:

•
CSC Bidco and Xchanging have agreed to co-operate with each other, and to provide each other with reasonable information and assistance, for the purposes of obtaining the clearances required to satisfy the Antitrust Conditions and the Regulatory Conditions;

•	without prejudice to CSC Bidco’s rights in connection with any other Condition, CSC Bidco has agreed to seek the Panel’s consent to an extension of the Code timetable at the relevant time in the event that it becomes apparent that any Antitrust Condition or Regulatory Condition is not likely to be satisfied within the normal Code timetable; and

•	CSC Bidco and Xchanging have agreed to co-operate with each other for the purposes of implementing proposals in relation to the relevant Xchanging Share Schemes.

15	Conditions
The Offer is subject to the Conditions and terms set out in Appendix I to this announcement and to the further terms to be set out in the Offer Document. The Offer does not require the approval of CSC’s shareholders.
The Conditions in Appendix I to this announcement include (amongst other things):

•
valid acceptances being received in respect of Xchanging Shares which, together with any Xchanging Shares acquired by CSC Bidco (whether pursuant to the Offer or otherwise), constitute not less than 75 per cent. in nominal value of the Xchanging Shares to which the Offer relates and represent not less than 75 per cent. of the voting rights attached to such Xchanging Shares;

•
the FCA having notified the relevant proposed controllers of its approval of the change of control of any UK authorised persons within the Wider Xchanging Group as a result of the Offer (or the requisite waiting period for such approval to be provided having elapsed without the FCA having objected to the Offer);

•
BaFin having notified the relevant proposed controllers that it has no objections to the proposed acquisition of a substantial holding in a German institution supervised under the KWG in the Wider Xchanging Group by CSC (or the requisite waiting period for such approval to be provided having elapsed without BaFin having objected to the proposed acquisition of such substantial holding);

•
insofar as the Offer falls within the scope of the EU Merger Regulation, the European Commission taking a decision (or being deemed to have taken a decision) that it shall not initiate proceedings under Article 6(1)(c) of the EU Merger Regulation in relation to the Offer or any matter arising from it and, if the European Commission makes a referral under Article 9(1) of the EU Merger Regulation to the competent authorities of one or more Member States which operate suspensory merger control regimes of the Offer or any matter arising from it, it being established that the Offer has been granted substantive approval (or has been deemed to have been granted such approval) in each such Member State; and

•
in so far as the Offer is required to be notified under the US merger control regime, all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Offer without a request for additional information having been made by the FTC or the Antitrust Division of the Department of Justice.

16	Structure of the Offer
It is intended that the Offer will be implemented by way of a takeover offer under Part 28 of the Companies Act and the Code.
The Xchanging Shares shall be acquired under the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.
The Offer will require the launch of a tender offer for the free float of Xchanging Solutions Limited, a subsidiary of Xchanging with dual listing on the NSE and BSE, and CSC intends to follow due process in relation to this tender offer.
The Offer Document and the Form of Acceptance accompanying the Offer Document will be published within 28 days of this announcement (subject to any extension agreed by CSC Bidco and Xchanging with the consent of the Panel). The Offer Document and accompanying Form of Acceptance will be made available to all Xchanging Shareholders at no charge to them. Xchanging Shareholders are urged to read the Offer Document and the accompanying Form of Acceptance when they are sent to them because they will contain important information.
An indicative timetable setting out the expected dates for implementation of the Offer will be included in the Offer Document.

17	Disclosure of interests in Xchanging Shares
As at the close of business on 8 December 2015, being the latest practicable date prior to the publication of this announcement, save for the irrevocable undertakings referred to in paragraph 5 above, none of CSC, CSC Bidco or any person acting, or deemed to be acting, in concert with CSC Bidco:

•	had an interest in, or right to subscribe for, any Xchanging Shares;

•
had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, Xchanging Shares; or

•	had borrowed or lent any Xchanging Shares.
Furthermore, no arrangement exists with CSC, CSC Bidco or Xchanging or an associate of CSC, CSC Bidco or Xchanging in relation to Xchanging Shares. For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Xchanging Shares which may be an inducement to deal or refrain from dealing in such securities.

18	Compulsory acquisition, delisting and re-registration
If the Offer becomes, or is declared, unconditional in all respects and CSC Bidco receives acceptances under the Offer in respect of, and/or otherwise acquires, not less than 90 per cent. of the Xchanging Shares by nominal value and voting rights attaching to such shares to which the Offer relates, CSC Bidco intends to apply the provisions of sections 974 to 991 (inclusive) of the Companies Act to acquire compulsorily any outstanding Xchanging Shares to which the Offer relates not acquired, or agreed to be acquired, pursuant to the Offer or otherwise.
After the Offer becomes, or is declared, unconditional in all respects and if CSC Bidco has: (i) by virtue of its shareholdings and acceptances of the Offer acquired, or agreed to acquire, Xchanging Shares representing at least 75 per cent. of the voting rights of Xchanging; and (ii) CSC Bidco has obtained acceptances of the Offer or acquired, or agreed to acquire, Xchanging Shares from Xchanging Shareholders that represent a majority of the voting rights held by the Xchanging Shareholders on the date of this announcement (the "Delisting Threshold"), CSC Bidco intends to procure the making of an application by Xchanging for cancellation, respectively, of the trading in Xchanging Shares on the London Stock Exchange's main market for listed securities and of the listing of Xchanging Shares on the premium listing segment of the Official List. A notice period of not less than 20 Business Days before the cancellation will commence on the date on which the Offer becomes, or is declared, unconditional in all respects provided that CSC Bidco has attained the Delisting Threshold. Delisting would significantly reduce the liquidity and marketability of any Xchanging Shares not assented to the Offer.
It is also proposed that Xchanging will be re-registered as a private company in due course.

19	General
CSC Bidco reserves the right to reduce the Offer consideration by the amount of any dividend (or other distribution) which is paid or becomes payable by Xchanging to the Shareholders after the date of this announcement.
CSC Bidco further reserves the right to elect (subject to the prior consent of the Panel) to effect the Offer by way of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

20	Documents on display
Copies of the following documents will be made available on Xchanging’s and CSC’s website at www.xchanging.com/takeoverbid and www.csc.com respectively by no later than 12 noon (London time) on 10 December 2015 until the end of the Offer Period:

•	a copy of this announcement;

•	the irrevocable undertakings, other commitments and the letter of intent referred to in paragraph 5 above and summarised in Appendix III to this announcement;

•	the Confidentiality Agreement referred to in paragraph 13 above; and

•	the Co-operation Agreement referred to in paragraph 14 above.
The contents of CSC’s website and Xchanging’s website are not incorporated into and do not form part of this announcement.

Enquiries:
CSC and CSC Bidco
Paul N. Saleh, Chief Financial Officer H.C. Charles Diao, Vice President, Finance & Corporate Treasurer Neil DeSilva, Investor Relations Rich Adamonis, Media Relations	Tel: +1 703 876 1000 Tel: +1 703 876 1000 Tel: +1 703 641 3000 Tel: +1 862 228 3481
Goldman Sachs (financial adviser to CSC and CSC Bidco)
Nick Harper Jonathan Hall Colin Ryan Nick Pomponi	Tel: +44 (0) 20 7774 1000 Tel: +1 415 393 7500
Xchanging	Tel: +44 (0) 20 3604 6999
Geoff Unwin, Chairman Ken Lever, Chief Executive
Lazard (financial adviser and Rule 3 adviser to Xchanging)	Tel: +44 (0) 20 7187 2000
William Rucker Cyrus Kapadia Olivier Christnacht
Investec Bank plc (corporate broker to Xchanging)	Tel: +44 (0) 20 7597 4000
Christopher Baird James Rudd
Liberum (corporate broker to Xchanging) Peter Tracey Neil Patel	Tel: +44 (0) 20 3100 2000
Maitland (public relations adviser to Xchanging)	Tel: +44 (0) 20 7379 5151
Emma Burdett Dan Yea

Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, and its affiliate, Goldman, Sachs & Co., are acting exclusively for CSC and CSC Bidco and no one else in connection with the Offer or any other matter referred to in this announcement and will not be responsible to anyone other than CSC and CSC Bidco for providing the protections afforded to clients of Goldman Sachs, or for providing advice in connection with the Offer or any other matter referred to herein.

Lazard & Co., Limited, which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Xchanging and for no one else in connection with the Offer and will not be responsible to anyone other than Xchanging for providing the protections afforded to its clients or for providing advice in connection with the Offer. Neither Lazard & Co., Limited nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard & Co., Limited in connection with this announcement, any statement contained herein, the Offer or otherwise.
Investec Bank plc, which is authorised in the United Kingdom by the PRA and regulated by the FCA and the PRA, is acting exclusively for Xchanging and no-one else in connection with the Offer and will not be responsible to anyone other than Xchanging for providing the protections afforded to its clients or for providing advice in connection with the Offer. Neither Investec Bank plc nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Investec Bank plc in connection with this announcement, any statement contained herein, the Offer or otherwise.
Liberum Capital Limited, which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Xchanging and for no one else in connection with the Offer and will not be responsible to anyone other than Xchanging for providing the protections afforded to its clients or for providing advice in connection with the Offer.
This announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer to sell or invitation to purchase any securities or the solicitation of any vote for approval in any jurisdiction, nor shall there be any sale, issue or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law. The Offer will be made solely through the Offer Document and the accompanying Form of Acceptance, which will together contain the full terms and conditions of the Offer, including details of how to accept the Offer. Any response in relation to the Offer should be made only on the basis of the information contained in the Offer Document or any document by which the Offer is made.
This announcement has been prepared for the purpose of complying with the laws of England and Wales and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales.
Overseas Shareholders
The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law. Persons who are not resident in the United Kingdom or the United States or who are subject to the laws of any jurisdiction other than the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements. Further details in relation to overseas shareholders will be contained in the Offer Document.
Unless otherwise determined by CSC Bidco or required by the Code, and insofar as permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Offer by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this announcement and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Offer (including agents, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.
The availability of the Offer to Xchanging Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

US Shareholders
The Offer will be made for securities of an English company with a listing on the London Stock Exchange, and Xchanging Shareholders in the United States should be aware that this announcement, the Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Code and UK disclosure requirements, format and style, all of which differ from those generally applicable in the United States. Xchanging's financial statements and all financial information that is included in this announcement, or that may be included in the Offer Document or any other documents relating to the Offer, have been or will be prepared in accordance with International Financial Reporting Standards as adopted in the European Union and may not be comparable to the financial statements or other financial information of US companies.
The Offer will be for the securities of a non-US company which does not have securities registered under Section 12 of the US Securities Exchange Act. The Offer will be made in the United States pursuant to Section 14(e) of, and Regulation 14E under, the US Securities Exchange Act, and otherwise in accordance with the requirements of the Code. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and laws. In the United States, the Offer will be deemed made solely by CSC Bidco and not by any of its financial advisers.
In accordance with, and to the extent permitted by, the Code, normal UK market practice and Rule 14e-5 under the US Securities Exchange Act, CSC Bidco or its nominees or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, Xchanging Shares outside the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the Code and the rules of the London Stock Exchange, and Rule 14e-5 under the US Securities Exchange Act to the extent applicable. In addition, in accordance with, and to the extent permitted by, the Code, normal UK market practice and Rule 14e-5 under the US Securities Exchange Act, Goldman Sachs and its affiliates will continue to act as exempt principal traders in Xchanging Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law. Any information about such purchases will be disclosed on a next day basis to the Panel and will be available to all investors (including US investors) from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com.
The receipt of cash pursuant to the Offer by a US holder of Xchanging Shares may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws. Each US shareholder of Xchanging is urged to consult with his, her or its independent professional adviser regarding any acceptance of the Offer including, without limitation, to consider the tax consequences associated with such holder's acceptance of the Offer. Furthermore, the payment and settlement procedure with respect to the Offer will comply with the relevant United Kingdom rules, which differ from the United States payment and settlement procedures, particularly with regard to the date of payment of consideration.
Neither the US Securities and Exchange Commission nor any other US state securities commission has approved or disapproved the Offer, or passed judgment upon the fairness or merits of the Offer or passed judgment upon the adequacy or completeness of this announcement or the Offer Document. Any representation to the contrary is a criminal offence.
Forward Looking Statements
This announcement contains statements that are or may be forward looking statements. All statements other than statements of historical facts included in this announcement may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “estimates”, “synergy”, “cost-saving”, “projects”, “goal” or “strategy” or, words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of CSC Bidco’s or Xchanging’s operations and potential synergies resulting from the Offer; and (iii) the effects of government regulation on CSC Bidco’s or Xchanging’s business.
These forward looking statements are not guarantees of future financial performance. Except as expressly provided in this announcement, they have not been reviewed by the auditors of CSC Bidco or Xchanging. Such forward looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. All subsequent oral or written forward looking statements attributable to CSC Bidco or Xchanging or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. CSC Bidco and Xchanging disclaim any obligation to update any forward looking or other statements contained herein, except as required by applicable law.
Dealing Disclosure Requirements
Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8 of the Code. A Dealing Disclosure by a person to whom Rule 8.3(b) of the Code applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Code).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
Information relating to Xchanging Shareholders
Please be aware that addresses, electronic addresses and certain information provided by Xchanging Shareholders, persons with information rights and other relevant persons for the receipt of communications from Xchanging may be provided to CSC Bidco during the Offer Period as requested under Section 4 of Appendix 4 of the Code to comply with Rule 2.12(c).
Publication on Website
A copy of this announcement together with all information incorporated into this announcement by reference to another source will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions on Xchanging’s and CSC’s websites (www.xchanging.com/takeoverbid and www.csc.com respectively) by no later than 12 noon (London time) on the Business Day following the publication of this announcement. For the avoidance of doubt, the contents of those websites are not incorporated by reference into, and do not form part of, this announcement.
You may request a hard copy of this announcement (and any information incorporated by reference in this announcement) by contacting Xchanging’s registrar, Equiniti Limited, at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, United Kingdom or on 0871 384 2030 (calls to this number cost 10 pence per minute plus your phone company’s access charge, lines are open 8.30 a.m. to 5.30 p.m. Monday to Friday) with an address to which the hard copy may be sent. If calling from outside the UK, use +44 121 415 7047. You may also request that all future documents, announcements and information to be sent to you in relation to the Offer should be in hard copy form.

APPENDIX I
CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER
PART 1
CONDITIONS OF THE OFFER
The Offer will be made on the terms and conditions set out in this Appendix and in the Offer Document and the Form of Acceptance.
The Offer will be subject to the following conditions:
Acceptance Condition

(a)
valid acceptances being received (and not, where permitted, withdrawn) by no later than 1.00 p.m. (London time) on the First Closing Date of the Offer (or such later time(s) and/or date(s) as CSC Bidco may, with the consent of the Panel or in accordance with the Code, decide) in respect of Xchanging Shares which, together with all other Xchanging Shares acquired by CSC Bidco (whether pursuant to the Offer or otherwise), carry not less than 75 per cent. (or such lower percentage as CSC Bidco may decide) in nominal value of the Xchanging Shares to which the Offer relates and represent not less than 75 per cent. (or such lower percentage as CSC Bidco may, subject to the Code, decide) of the voting rights attached to such Xchanging Shares, provided that this Condition will not be satisfied unless CSC Bidco and/or any of its wholly-owned subsidiaries shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, Xchanging Shares carrying more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Xchanging, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Xchanging Shares that are unconditionally allotted or issued before the Offer becomes, or is declared, unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise and for the purposes of this Condition:

(i)
shares which have been unconditionally allotted but not issued before the Offer becomes, or is declared, unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on issue;

(ii)	the expression "Xchanging Shares to which the Offer relates" shall be construed in accordance with Chapter 3 of Part 28 of the Companies Act;

(iii)	Xchanging Shares (if any) that cease to be held in treasury before the Offer becomes, or is declared, unconditional as to acceptances are Xchanging Shares to which the Offer relates; and

(iv)
valid acceptances shall be deemed to have been received in respect of Xchanging Shares which are treated for the purposes of Part 28 of the Companies Act as having been acquired, or contracted to be acquired, by CSC Bidco and/or any of its wholly-owned subsidiaries by virtue of acceptances of the Offer;

US and EU merger control clearances

(b)
United States

(i)
in so far as the Offer is required to be notified under the US merger control regime, all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of

1976 (as amended) and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Offer without a request for additional information having been made by the FTC or the Antitrust Division of the Department of Justice; and

EU

(ii)	insofar as the Offer falls within the scope of the EU Merger Regulation:

(A)
the European Commission taking a decision (or being deemed to have taken a decision) that it shall not initiate proceedings under Article 6(1)(c) of the EU Merger Regulation in relation to the Offer or any matter arising from it; and

(B)
if the European Commission makes a referral under Article 9(1) of the EU Merger Regulation to the competent authorities of one or more Member States which operate suspensory merger control regimes of the Offer or any matter arising from it, it being established that the Offer has been granted substantive approval (or has been deemed to have been granted such approval) in each such Member State;

Other regulatory approvals

(c)
United Kingdom

(i)	without limitation to the Condition set out at paragraph (d) below:

(C)
the FCA having notified in writing any required approval in accordance with Part XII of FSMA to the proposed acquisition of control over each UK authorised person in the Wider Xchanging Group by CSC Bidco; or

(D)
the period of 60 Working Days (as defined in section 191G of FSMA, excluding any interruption period imposed by the FCA in accordance with section 190 of FSMA) having elapsed from the date of acknowledgement of receipt of a complete application by the FCA for the proposed acquisition of each UK authorised person in the Wider Xchanging Group by CSC Bidco without the FCA having objected to the proposed acquisition of any UK authorised person in the Wider Xchanging Group, and, for the purposes of paragraphs (c)(i)(A) and (B) above, "control" shall have the meaning given to it in Part XII of FSMA and "controller" shall have the meaning given to it in section 422 of FSMA; and
Germany

(ii)	without limitations to the Condition set out at paragraph (d) below:

(E)
the competent regulator under Sec. 2c KWG ("Gesetz über das Kreditwesen", the German Banking Act) having confirmed in writing that it has no objections to the proposed acquisition of a substantial holding in a German institution supervised under the KWG in the Wider Xchanging Group by CSC Bidco; or

(F)
the period of 60 working days (as defined in section 2c (1a) KWG), excluding any interruption period imposed by BaFin in accordance with section 2c (1a) KWG having elapsed from the date of acknowledgement of receipt of a complete notification under Sec. 2c KWG in connection with the InhKontrollV ("Inhaberkontrollverordnung", the German Regulation on Ownership Control) for the proposed acquisition by CSC Bidco of a substantial holding in a German institution supervised under the KWG in the Wider Xchanging Group, without the competent regulator under Sec. 2c KWG having objected to the proposed acquisition, and, for the purposes of paragraphs (c)(ii)(A) and (B) above, “substantial holding” shall have the meaning given to it in Sec. 1 (9) KWG;
Other third party clearances

(d)
other than in relation to the merger control and regulatory approvals referred to in paragraphs (b) and (c) above, no government or governmental, quasigovernmental, supranational, statutory, administrative or regulatory body or association, institution or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any jurisdiction (each a “Relevant Authority”) having decided to take, institute or threaten any action, proceeding, suit, investigation, enquiry or reference or enacted, made or proposed and there not continuing to be outstanding any statute, regulation, order or decision that would or might reasonably be expected to:

(i)
make the acquisition or the proposed acquisition of Xchanging Shares, or control or management of Xchanging by CSC Bidco or any member of the Wider CSC Bidco Group void, unenforceable or illegal in any jurisdiction or, directly or indirectly, prohibit or otherwise restrict, delay or interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise challenge or require amendment to the terms of, the Offer or the proposed acquisition of any Xchanging Shares, or control or management of Xchanging by CSC Bidco or any member of the Wider CSC Bidco Group in any case which is material in the context of the Offer;

(ii)
require, prevent or delay the divestiture (or alter the terms of any proposed divestiture) by the Wider CSC Bidco Group or the Wider Xchanging Group of all or any part of their respective businesses, assets or properties, or impose any limitation on their ability to conduct all or any part of their respective businesses and to own, control or manage any of their respective assets or properties to an extent which is, in any such case, material in the context of the Wider CSC Bidco Group or the Wider Xchanging Group, taken as a whole;

(iii)
impose any limitation on, or result in any delay in, the ability of any member of the Wider CSC Bidco Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Xchanging Group or on the ability of the Wider Xchanging Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over, any other member of the Wider Xchanging Group to an extent which is, in any such case, material in the context of the Wider Xchanging Group, taken as a whole;

(iv)
require any member of the Wider CSC Bidco Group or of the Wider Xchanging Group to acquire or offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Xchanging Group or any member of the Wider CSC Bidco Group owned by a third party (other than in the implementation of the Acquisition) where such acquisition would be material in the context of the Wider CSC Bidco Group or the Wider Xchanging Group, taken as a whole;

(v)
require the divestiture by any member of the Wider CSC Bidco Group of any shares, securities or other interests in any member of the Wider Xchanging Group where such divestiture would be material in the context of the Wider Xchanging Group, taken as whole;

(vi)
impose any limitation on, or result in any delay in, the ability of any member of the Wider CSC Bidco Group or the Wider Xchanging Group to integrate or coordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider CSC Bidco Group and/or the Wider Xchanging Group to an extent which is, in any such case, material in the context of the Wider CSC Bidco Group or the Wider Xchanging Group, taken as a whole;

(vii)
result in any member of the Wider CSC Bidco Group or the Wider Xchanging Group ceasing to be able to carry on business under any name under which it presently does so to an extent which is, in any such case, material in the context of the Wider CSC Bidco Group or the Wider Xchanging Group, taken as a whole; or

(viii)
save as Disclosed, otherwise adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Wider CSC Bidco Group or the Wider Xchanging Group in each case in a manner which is material in the context of the Wider CSC Bidco Group or the Wider Xchanging Group, taken as a whole, and all applicable waiting and other time periods (including extensions thereof) during which any such Relevant Authority could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

(e)
other than in relation to the merger control and regulatory approvals referred to in paragraphs (b) to (d) above, all filings, applications and/or notifications which are necessary or reasonably considered appropriate by CSC Bidco having been made and all relevant waiting periods and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated and all applicable statutory or regulatory obligations in any jurisdiction having been complied with in each case in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Xchanging or any member of the Wider Xchanging Group by any member of the Wider CSC Bidco Group or the carrying on by any member of the Wider Xchanging Group of its business;

(f)
other than in relation to the merger control and regulatory approvals referred to in paragraphs (b) to (d) above, all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals which are necessary or reasonably considered appropriate by CSC Bidco in any jurisdiction for or in respect of the Acquisition and the proposed acquisition of Xchanging Shares, or control of Xchanging, by CSC Bidco or any member of the Wider CSC Bidco Group being obtained on terms and in a form reasonably satisfactory to CSC Bidco from appropriate Relevant Authorities, or from any persons or bodies with whom any member of the Wider CSC Bidco Group or the Wider Xchanging Group has entered into contractual arrangements or other business relationships, and such authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals, together with all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals necessary or reasonably considered appropriate for any member of the Wider Xchanging Group to carry on its business, remaining in full force and effect and no intimation of any intention to revoke, suspend, restrict or modify or not to renew any of the same having been made and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(g)
there being no temporary restraining order, preliminary or permanent injunction, preliminary or permanent enjoinment, or other order threatened or issued and being in effect by a court or other Relevant Authority which has the effect of making the Acquisition or any acquisition or proposed acquisition of any shares or other securities in, or control or management of, any member of the Wider Xchanging Group by any member of the Wider CSC Bidco Group or the implementation of either of them, void, voidable, illegal and/or unenforceable under the laws of any relevant jurisdiction or otherwise, directly, or indirectly, prohibiting, preventing, restraining, restricting, delaying or otherwise interfering with the consummation or the approval of the Acquisition or any matter arising from the proposed acquisition of any shares of other securities in, or control or management of, any member of the Wider Xchanging Group by any member of the Wider CSC Bidco Group;
Confirmation of absence of adverse circumstances

(h)
save as Disclosed, there being no provision of any authorisation, agreement, arrangement, licence, permit, lease, franchise or other instrument to which any member of the Wider Xchanging Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject which, as a result of the Acquisition or the acquisition or proposed acquisition by CSC Bidco or any member of the Wider CSC Bidco Group of any Xchanging Shares, or change in the control or management of Xchanging or otherwise, would or might reasonably be expected to result in:

(i)
any monies borrowed by or any other indebtedness (actual or contingent) of, or any grant available to, any member of the Wider Xchanging Group becoming repayable, or capable of being declared repayable, immediately or earlier than the stated maturity or repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

(ii)
the rights, liabilities, obligations, interests or business of any member of the Wider Xchanging Group under any such authorisation, agreement, arrangement, licence, permit, lease, franchise or other instrument or the rights, liabilities, obligations, interests or business of any member of the Wider Xchanging Group in or with any other firm or company or body or person (or any agreement or arrangement relating to any such rights, liabilities, obligations, interests or business) being, or becoming capable of being, terminated or adversely modified or adversely affected or any onerous obligation or liability arising or any material adverse action being taken or arising thereunder;

(iii)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Wider Xchanging Group or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable;

(iv)
any assets, property or interest of, or any asset the use of which is enjoyed by, any member of the Wider Xchanging Group being, or falling to be, disposed of by, or ceasing to be available to, any member of the Wider Xchanging Group or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider Xchanging Group;

(v)
any member of the Wider Xchanging Group ceasing to be able to carry on business under any name under which it presently does so to an extent which is material in the context of the Wider Xchanging Group, taken as a whole;

(vi)	the financial or trading or regulatory position or prospects or the value of any member of the Wider Xchanging Group being materially prejudiced or materially adversely affected;

(vii)
the creation, acceleration or assumption of any liabilities (actual, contingent or prospective) by any member of the Wider Xchanging Group in a manner which is material in the context of the Wider Xchanging Group, taken as a whole;

(viii)
any requirement on any member of the Wider Xchanging Group to acquire, subscribe, pay up or repay any shares or other securities (or the equivalent) in and/or any indebtedness of any member of the Wider Xchanging Group owned by any third party to an extent which is material in the context of the Wider Xchanging Group, taken as a whole;

(ix)	any material liability of any member of the Wider Xchanging Group to make any severance, termination, bonus or other payment to any of its directors or other officers; and

(x)
no event having occurred which, under any provision of any such authorisation, agreement, arrangement, licence, permit, lease, franchise or other instrument to which any member of the Wider Xchanging Group is a party or by or to which any such member or any of its assets may be bound or be subject, could result in any of the events or circumstances as are referred to in this paragraph (h);

No material transactions, claims or changes in the conduct of the business of Xchanging

(i)	save as Disclosed, no member of the Wider Xchanging Group has since 31 December 2014:

(i)
issued, agreed to issue, authorised or proposed the issue of, additional shares of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible or exchangeable securities or transferred or sold (or agreed to transfer or sell) any shares out of treasury (except, where relevant, as between Xchanging and its wholly-owned subsidiaries or between its wholly-owned subsidiaries and except in connection with the on-going operation of the Xchanging Share Schemes (in accordance with their respective terms);

(ii)
recommended, declared, paid or made or proposed or resolved to recommend, declare, pay or make any bonus issue, dividend or other distribution, whether payable in cash or otherwise, other than a distribution to Xchanging or one of its wholly-owned subsidiaries;

(iii)
other than pursuant to the Offer, implemented or authorised any merger or demerger or (except for transactions between Xchanging and its wholly-owned subsidiaries, or between its wholly-owned subsidiaries or transactions in the ordinary course of business) acquired or disposed of or transferred, mortgaged or charged, or created any other security interest over, any asset or any right, title or interest in any asset or authorised, proposed or announced any intention to do so;

(iv)
(except for transactions between Xchanging and its wholly-owned subsidiaries, or between its wholly-owned subsidiaries or transactions in the ordinary course of business) entered into, or authorised, proposed or announced the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of businesses or corporate entities;

(v)
(except for transactions between Xchanging and its wholly-owned subsidiaries, or between its wholly-owned subsidiaries or transactions in the ordinary course of business) other than pursuant to the Offer, implemented or authorised any reconstruction, amalgamation, scheme or other transaction or arrangement with a substantially equivalent effect;

(vi)
(except for transactions between Xchanging and its wholly-owned subsidiaries, or between its wholly-owned subsidiaries or transactions in the ordinary course of business) purchased, redeemed or repaid any of its own shares or other securities or reduced or made or authorised any other change in its share capital;

(vii)
(except for transactions between Xchanging and its wholly-owned subsidiaries or between its wholly-owned subsidiaries) made or authorised any change in its loan capital or issued or authorised the issue of any debentures or incurred or increased any indebtedness or contingent liability;

(viii)
entered into, varied or terminated, or authorised the entry into, variation or termination of, any contract, commitment or arrangement (whether in respect of capital expenditure, real estate or otherwise) which is outside the ordinary course of business or which is of a long term, onerous or unusual nature or magnitude or which involves, or might reasonably be expected to involve, an obligation of a material nature or magnitude which is restrictive on the business of any member of the Wider Xchanging Group;

(ix)
been unable or deemed unable, or admitted in writing that it is unable, to pay its debts as they fall due or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(x)
commenced negotiations with any of its creditors or taken any step with a view to rescheduling or restructuring any of its indebtedness or entered into a composition, compromise, assignment or arrangement with any of its creditors whether by way of a voluntary arrangement, scheme of arrangement, deed of compromise or otherwise;

(xi)
(other than in respect of a subsidiary of Xchanging which is dormant and solvent at the relevant time) taken any corporate action or had any legal proceedings started, served or threatened against it or any documents filed or faxed in court for its winding-up (voluntary or otherwise), dissolution or reorganisation (or for any analogous proceedings or steps in any jurisdiction) or for the appointment of a liquidator, provisional liquidator, receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or any of its assets and revenues or had notice given of the intention to appoint any of the foregoing to it;

(xii)
except in the ordinary course of business, waived, compromised, settled, abandoned or admitted any material dispute, claim or counterclaim whether made or potential and whether by or against any member of the Wider Xchanging Group;

(xiii)	made any material alteration or amendment to its constitutional documents;

(xiv)	entered into, or varied the terms of, or terminated or given notice of termination of, any service agreement or arrangement with any director or senior executive of the Wider Xchanging Group;

(xv)
proposed, agreed to provide, or agreed to modify the terms of, any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Xchanging Group, other than in accordance with the terms of the Offer;

(xvi)
made or consented to any material change to the terms of the trust deeds constituting the pension scheme(s) established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to, any change to the trustees, other than in accordance with applicable law;

(xvii)
save as between Xchanging and its wholly-owned subsidiaries, granted any lease in respect of any of the leasehold or freehold property owned or occupied by it or transferred or otherwise disposed of any such property; or

(xviii)
entered into any contract, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this paragraph (i);

(j)	save as Disclosed, since 31 December 2014:

(i)
no adverse change or deterioration having occurred and no events, matters or circumstances having arisen which would or might reasonably be expected to result in any adverse change or deterioration in the business, assets, financial, trading or regulatory position or profits or prospects or operational performance or legal or regulatory position of any member of the Wider

Xchanging Group (in each case, to an extent which is material in the context of the Wider Xchanging Group, taken as a whole or in the context of the Offer); and

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings in any jurisdiction having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Xchanging Group or to which any member of the Wider Xchanging Group is a party (whether as claimant or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the Wider Xchanging Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Xchanging Group (in each case, to an extent which is material in the context of the Wider Xchanging Group taken as a whole or in the context of the Offer);

(k)
save as Disclosed, no contingent or other liability having arisen outside the ordinary course of business which would or might reasonably be expected to adversely affect Xchanging (in each case to an extent which is material in the context of the Wider Xchanging Group taken as a whole or in the context of the Offer); and

(l)	save as Disclosed, CSC Bidco not having discovered:

(i)
that any financial, business or other information concerning any member of the Wider Xchanging Group publicly disclosed prior to the date of this announcement at any time by any member of the Wider Xchanging Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and which was not subsequently corrected before the date of this announcement by disclosure by, or on behalf of, the Wider Xchanging Group through the publication of an announcement via a Regulatory Information Service;

(ii)
that any member of the Wider Xchanging Group is subject to any liability, actual, contingent, prospective or otherwise, other than in the ordinary course of business (in each case to an extent which is material in the context of the Wider Xchanging Group taken as a whole or in the context of the Offer); or

(iii)	any information which materially adversely affects the import of any information Disclosed at any time;

(m)	save as Disclosed, CSC Bidco not having discovered that:

(i)
any past or present member of the Wider Xchanging Group has not complied with any applicable legislation or regulations, notices or other requirements of any jurisdiction or Relevant Authority with regard to environmental matters or the health and safety of any person, or that there has otherwise been any breach of environmental or health and safety law or that there is any environmental condition which, in any case, would be likely to give rise to any liability (whether actual, contingent or prospective) or cost on the part of any member of the Wider Xchanging Group which, in any case, is material in the context of the Wider Xchanging Group, taken as a whole; or

(ii)
there is, or is likely to be, any liability, whether actual, contingent or prospective, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Xchanging Group or any controlled waters under any environmental law or which has or could result in the closure of any property required by any member of the Wider Xchanging Group which, in any case, is material in the context of the Wider Xchanging Group, taken as a whole; and

(n)
no circumstance having arisen or event having occurred in relation to any intellectual property owned or used by any member of the Wider Xchanging Group, which would have a material adverse effect on the Wider Xchanging Group, taken as a whole, including:

(i)
any member of the Wider Xchanging Group losing its title to any of its intellectual property, or any intellectual property owned by the Wider Xchanging Group being revoked, cancelled or declared invalid;

(ii)	any claim being asserted or threatened by any person challenging the ownership of any member of the Wider Xchanging Group to, or the validity or effectiveness of, any of its intellectual property; or

(iii)	any agreement regarding the use of any intellectual property licensed to or by any member of the Wider Xchanging Group being terminated or varied.

PART 2
CERTAIN FURTHER TERMS OF THE OFFER
CSC Bidco reserves the right (subject to the requirements of the Code and the Panel) to waive, in whole or in part, all or any of the Conditions in paragraphs (b), (c)(ii) and (d) to (n) (inclusive) of Part 1, in whole or in part, at its absolute discretion.
CSC Bidco shall be under no obligation to waive or treat as fulfilled any of the Conditions in paragraphs (b), (c)(ii) and (d) to (n) (inclusive) of Part 1 by a date earlier than the latest date specified below for the fulfilment of them notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.
At such time as the Conditions in paragraphs (a) and (c) of Part 1 have been satisfied, CSC Bidco will declare the Offer unconditional in all respects unless it has at that time notified the Panel and Xchanging of some fact or circumstance which entitles (or might reasonably be expected with further investigation to entitle) it to declare the Offer to have lapsed in reliance on some other condition.
The Offer will lapse unless all Conditions to the Offer are fulfilled or (if capable of waiver) waived or, where appropriate, determined by CSC Bidco to have been or remain satisfied by midnight (London time) on the date which is 21 days after the later of the First Closing Date and the date on which the Offer becomes, or is declared, unconditional as to acceptances (or such later date (if any) as CSC Bidco may, with the consent of the Panel or in accordance with the Code, decide).
The Offer will lapse (unless the Panel otherwise consents) if, before the First Closing Date or the date when the Offer becomes or is declared unconditional as to acceptances (whichever is the later), the European Commission either initiates proceedings under the EU Merger Regulation or, following a referral by the European Commission to a competent authority in the United Kingdom under Article 9(1) of the Regulation, the Offer is subject to a CMA Phase 2 Reference. If the Offer does so lapse, not only will the Offer cease to be capable of further acceptance but also Shareholders and CSC Bidco will thereafter cease to be bound by prior acceptances.
With respect to the clearances that are required for the satisfaction of the Antitrust Conditions, it is agreed that CSC shall use its best endeavours to procure that the Antitrust Conditions are fulfilled as soon as is reasonably practicable after the date of this announcement and, in any event, in order to obtain such clearances during the first phase of such merger control processes. Such endeavours will, if necessary, include, but are not limited to, proposing, negotiating, offering and agreeing with any relevant antitrust authority at the earliest appropriate opportunity (and in any event before any applicable deadline to offer remedies) to effect (and if such offer is accepted, undertaking to effect), by agreement, order or otherwise, the sale, divestiture, licence or disposition of any necessary assets or businesses of Xchanging or the Xchanging Group and/or CSC Bidco or the Wider CSC Bidco Group.
If CSC Bidco is required by the Panel to make a mandatory offer for Xchanging Shares under Rule 9 of the Code, CSC Bidco may make such alterations to the above Conditions as are necessary to comply with the provisions of that Rule.
The Xchanging Shares will be acquired by CSC Bidco fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching to them as at the date of this announcement or subsequently attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this announcement. Accordingly, insofar as a dividend and/or distribution and/or a return of capital is proposed, declared, made, paid or payable by Xchanging in respect of an Xchanging Share on or after the date of this announcement, CSC Bidco reserves the right to reduce by the amount of the dividend and/or distribution and/or return of capital, the price payable under the Offer in respect of an Xchanging Share, except insofar as the Xchanging Share is or will be transferred pursuant to the Offer on a basis which entitles CSC Bidco alone to receive the dividend and/or distribution and/or return of capital but if that reduction in price has not been effected, the person to whom the Offer price is paid in respect of that Xchanging Share, will be obliged to account to CSC Bidco for the amount of such dividend and/or distribution and/or return of capital.
Save in respect of the Conditions contained in paragraph (a) of Part 1, under Rule 13.5 of the Code, CSC Bidco may not invoke a Condition so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances that give rise to the right to invoke the Condition are of material significance to CSC Bidco in the context of the Offer. The Condition contained in paragraph (a) of Part 1 is not subject to this provision of the Code.
CSC Bidco reserves the right, subject to the prior consent of the Panel, to implement the Offer by way of a scheme of arrangement under Part 26 of the Companies Act. In such event, the Offer will be implemented on the same terms, so far as applicable, as those which would apply under a contractual offer, subject to appropriate amendments to reflect the change in method of effecting the Offer.
Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.
The Offer will be governed by the laws of England and Wales and will be subject to the jurisdiction of the Courts of England and Wales and to the Conditions and further terms set out in this announcement and to be set out in the Offer Document. The Offer will be subject to the applicable requirements of the UK Listing Authority, the PRA, the FCA, the Financial Services Commission, the European Commission, FSMA, the London Stock Exchange and the Code. This announcement does not constitute, or form part of, an offer or invitation to purchase Xchanging Shares or any other securities.
The ability to effect the Offer in respect of persons resident in certain jurisdictions may be affected by the laws of those jurisdictions. Before taking any action in relation to the Offer, holders of Xchanging Shares should inform themselves about and observe any applicable requirements.
Unless otherwise determined by CSC Bidco or required by the Code and permitted by applicable law and regulation:

•
the Offer is not being, and will not be, made available, directly or indirectly, in or into or by the use of the mails of, or by any other means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or other forms of electronic transmission) of interstate or foreign commerce of, or by any facility of a national state or other securities exchange of any Restricted Jurisdiction and no person may vote using any such use, means, instrumentality or facility or from within any Restricted Jurisdiction; and

•	this announcement should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction.

APPENDIX II
SOURCES OF INFORMATION AND BASES OF CALCULATION
In this announcement, unless otherwise stated, or the context otherwise requires, the following bases and sources have been used:

1.	Financial information relating to:

•
Xchanging is extracted (without adjustment) from the audited consolidated financial statements for Xchanging for the financial year ended 31 December 2014 or from the interim results statement of Xchanging for the six months ended 30 June 2015; and

•
CSC is extracted from the unaudited pro forma consolidated condensed statements of operations of CSC for the six months ended 3 October 2014, the six months ended 2 October 2015 and the twelve months ended 3 April 2015, in each case extracted from the United States Securities and Exchange Commission Form 8K Report in relation to CSC dated 27 November 2015.

2.	The value of the Offer is calculated on the basis of the fully-diluted number of Xchanging Shares (at the Offer price) in issue referred to in paragraph 5.

3.
The financial data relating to synergies, cost savings and other financial benefits of the Acquisition are unaudited and are based on analysis by CSC’s management and on CSC’s and Xchanging’s internal records.

4.
As at the close of business on 8 December 2015, being the latest practicable date before the date of this announcement, Xchanging had in issue 247,851,399 Xchanging Shares. The International Securities Identification Number for Xchanging Shares is GB00B1VK7X76.

5.
The fully-diluted share capital of Xchanging (being 252,533,981 Xchanging Shares) is calculated on the basis of 247,851,399 Xchanging Shares in issue on 8 December 2015, less 71,641 Xchanging Shares held by Xchanging B.V. 2007 Employee Benefit Trust for the settlement of share awards, plus up to 4,754,223 further Xchanging Shares which may be issued on or after the date of this announcement following the exercise of options, or settled via alternative means, or via the vesting of awards under the Xchanging Share Schemes on the basis explained in this announcement.

6.	Unless otherwise stated, all prices and closing prices for Xchanging Shares are closing middle market quotations derived from the Daily Official List.

7.
Unless otherwise stated, the exchange rate used for the conversion of USD into GBP is 1.501 and has been derived from Bloomberg as at 10.00 p.m. GMT on 8 December 2015 (being the last practicable dealing date prior to the date of this announcement).

8.	The International Securities Identification Number for the Xchanging Shares is GB00B1VK7X76.

APPENDIX III
IRREVOCABLE UNDERTAKINGS, OTHER COMMITMENTS AND LETTER OF INTENT
PART A: Xchanging Directors’ irrevocable undertakings

Name	Number of Xchanging Shares	% of Xchanging Shares in issue	Number of Xchanging Shares under Xchanging Share Schemes
Geoff Unwin	396,908	0.160%	0
Ken Lever	61,650	0.025%	1,752,280
David Bauernfeind[1]	591,053	0.238%	1,161,089
Ian Cormack	8,569	0.003%	0
Michel Paulin	30,000	0.012%	0
Bill Thomas	14,289	0.006%	0
Stephen Wilson	35,335	0.014%	0
TOTAL	1,137,804	0.459%	2,913,369

CSC Bidco has received irrevocable undertakings from the Xchanging Directors in respect of their own beneficial holdings of Xchanging Shares, representing approximately 0.46 per cent. of the existing issued ordinary share capital of Xchanging to accept the Offer. The irrevocable undertakings given by the Xchanging Directors will lapse if:

(a)	the Offer Document is not posted by 6 January 2016 or such later date as CSC Bidco and Xchanging, with the consent of the Panel, agree;

(b)	the Offer closes, lapses or is withdrawn; or

(c)	any Xchanging Director is required to withdraw his irrevocable undertaking by any court or competent regulator.

PART B: Other Xchanging Shareholders’ irrevocable undertakings

Name	Number of Xchanging Shares	% of Xchanging Shares in issue
Odey	29,424,987	11.872%
Artemis	26,042,164	10.507%
Fidelity	24,785,139	10%
T. Rowe Price	11,850,082	4.781%
TOTAL	92,102,372	37.19%

CSC Bidco has received irrevocable undertakings from the institutional Xchanging Shareholders listed above in respect of those Xchanging Shares as set out above, representing approximately 37.19 per cent. of the existing issued ordinary share capital of Xchanging to accept the Offer.
The irrevocable undertakings given by the Xchanging Shareholders listed above will lapse if:

(a)	the Offer Document is not posted by 6 January 2016 or such later date as CSC Bidco and Xchanging, with the consent of the Panel, agree;

(b)	the Offer closes, lapses or is withdrawn;

(c)	any Xchanging Shareholder is required to withdraw its irrevocable undertaking by any court or competent regulator; or

(d)
any third party announces a firm intention to make an offer (in accordance with Rule 2.7 of the Code) to acquire all of the Xchanging Shares and the value of the consideration pursuant to the terms of such offer exceeds the value offered to Xchanging Shareholders pursuant to the Offer by 10 per cent. or more (in the case of Artemis or T. Rowe Price) or 12 per cent. or more (in the case of Odey or Fidelity) unless, in the case of T. Rowe Price only, CSC Bidco makes a revised offer by 5.00 p.m. (London time) on the fifth Business Day after the third party’s offer is announced the value of which is equal to or exceeds the value of the third party’s offer.

PART C: OTHER COMMITMENTS

Name	Number of Xchanging Shares	% of Xchanging Shares in issue
Farringdon	10,000,000	4.035%
TOTAL	10,000,000	4.035%

In addition, CSC Bidco has received a commitment from the institutional investor listed above in respect of 10,000,000 Xchanging Shares, representing approximately 4.03 per cent. of the existing ordinary share capital of Xchanging in issue on 8 December 2015 (the latest practicable date prior to this announcement) over which Farringdon has a contract for difference, to request that the counterparty to the contract for difference delivers the relevant Xchanging Shares to Farringdon and, if such shares are so delivered, to accept the Offer in respect of such shares.
The commitment given by Farringdon will lapse if:

(a)	the Offer Document is not posted by 6 January 2016 or such later date as CSC Bidco and Xchanging, with the consent of the Panel, agree;

(b)	the Offer closes, lapses or is withdrawn;

(c)	Farringdon is required to withdraw its commitment by any court or competent regulator; or

(d)
any third party announces a firm intention to make an offer (in accordance with Rule 2.7 of the Code) to acquire all of the Xchanging Shares and the value of the consideration pursuant to the terms of such offer exceeds the value offered to Xchanging Shareholders pursuant to the Offer by 12 per cent. or more.

PART D: LETTER OF INTENT

Name	Number of Xchanging Shares	% of Xchanging Shares in issue
Threadneedle	13,423,715	5.416%
TOTAL	13,423,715	5.416%

In addition to the irrevocable undertakings received from the Xchanging Directors who hold Xchanging Shares and from certain other holders of Xchanging Shares, CSC Bidco has received a letter of intent from the person listed above to accept the Offer in respect of 13,423,715 Xchanging Shares, representing approximately 5.42 per cent. of the share capital of Xchanging in issue on 8 December 2015 (being the latest practicable date prior to the date of this announcement).

APPENDIX IV
DEFINITIONS
The following definitions apply throughout this announcement unless the context requires otherwise.

“Acquisition”
the acquisition by CSC Bidco of the entire issued and to be issued ordinary share capital of Xchanging at a price of 190 pence per Xchanging Share to be effected by means of the Offer (or, if CSC Bidco so elects and the Panel agrees, by way of a scheme of arrangement of Xchanging under Part 26 of the Companies Act) and, where the context admits, any subsequent variation, revision, extension or renewal thereof;

“Antitrust Conditions”	the Conditions set out in paragraph (b) of Part 1 of Appendix I to this announcement;
“Apollo”	Apollo Global Management LLC;
“Artemis”	Artemis Investment Management LLP;
“BaFin”	Bundesanstalt für Finanzdienstleistungsaufsicht, the German Federal Financial Supervisory Authority;
“BSE”	BSE Ltd. (Bombay Stock Exchange);
“Business Day”	a day (other than Saturdays, Sundays and UK public holidays) on which banks are open for business in London and which is not a federal holiday in the United States of America;
"Capita"	Capita plc;
“Closing Price”
the middle market price of an Xchanging Share at the close of business on the day to which such price relates, as derived from the Daily Official List of the London Stock Exchange for that day or from Bloomberg in the case of the average Closing Price for the relevant period;

"CMA"	the Competition and Markets Authority;
"CMA Phase 2 Reference"
the CMA making a reference to its chair for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 pursuant to Clause 33 of the Enterprise Act 2002 (as amended) or a public interest intervention notice being issued by the Secretary of State for Business, Innovation and Skills under Section 42(2) of the Enterprise Act 2002 (as amended);

“Code”	the City Code on Takeovers and Mergers;
“Companies Act”	the Companies Act 2006, as amended;
“Conditions”	the Conditions to the Offer, as set out in Appendix I to this announcement and to be set out in the Offer Document;
“CSC”	Computer Sciences Corporation;
“CSC Bidco”	CSC Computer Sciences International Operations Limited, a wholly-owned subsidiary of CSC;
“Dealing Disclosure”	has the same meaning as in Rule 8 of the Code;
“Disclosed”	information which has been fairly disclosed:
by Xchanging in its published annual report and account for the period ended 31 December 2014 or interim results for the six month period ended 30 June 2015;

in any public announcement made by, or on behalf of, Xchanging in accordance with the Listing Rules or the Disclosure and Transparency Rules prior to the second Business Day before the date of this announcement;

in this announcement; or

in writing by Xchanging to CSC Bidco and/or CSC during the due diligence process or otherwise;
“Disclosure and Transparency Rules”	the Disclosure and Transparency Rules of the FCA in its capacity as the UK Listing Authority under FSMA and contained in the UK Listing Authority's publication of the same name;
“Ebix”	Ebix, Inc.;
“EU Merger Regulation”	Council Regulation (EC) 139/2004 (as amended);
“Farringdon”	Farringdon Capital Management;
“FCA”	the Financial Conduct Authority;
“Fidelity”	FIL Investment Services (UK) Limited acting as agent for Fidelity Special Situations Fund (SPSIT), Fidelity UK Smaller Companies Fund (UKOP) and Fidelity Special Values (SVALS);
“First Closing Date”	the date which is 20 Business Days after the date of the Offer Document;
“Form of Acceptance”	the Form of Acceptance, Authority and Election for use by Xchanging Shareholders in connection with the Offer;
“FSMA”	the Financial Services and Markets Act 2000, as amended;
“FTC”	the US Federal Trade Commission;
“Goldman Sachs”	Goldman, Sachs & Co. and Goldman Sachs International;
“KWG”	Gesetz über das Kreditwesen, the German Banking Act;
“Lazard”	Lazard & Co., Limited;
“Listing Rules”	the rules made by the FCA under Part VI of FSMA;
“London Stock Exchange”	London Stock Exchange plc, a public company incorporated in England and Wales under number 2075721;
“NSE”	National Stock Exchange of India, Ltd.;
“NYSE”	New York Stock Exchange;
“Odey”	Odey Asset Management LLP;
“Offer”
the cash offer to be made by CSC Bidco to acquire all of the issued and to be issued Xchanging Shares on the terms and subject to the Conditions set out in this announcement and to be set out in the Offer Document and (in respect of Xchanging Shares held in certificated form) in the Form of Acceptance and, where the context admits, any subsequent revisions, variations, extension or renewal of such offer;

“Offer Document”	the offer document to be despatched by or on behalf of CSC Bidco to Xchanging Shareholders setting out the terms and conditions of the Offer;
“Offer Period”	the offer period (as defined by the Code) relating to Xchanging, which commenced on 5 October 2015;
“Opening Position Disclosure”	has the same meaning as in Rule 8 of the Code;
“Panel”	the Panel on Takeovers and Mergers;
“PRA”	the Prudential Regulation Authority;
“Regulatory Authority”
any court, national, supranational or supervisory body or other government, governmental or regulatory agency or body, in each case, in any jurisdiction including, without limitation, the European Commission, the CMA, the FTC, the FCA and BaFin;

“Regulatory Conditions”	the Conditions set out in paragraph (c) of Part 1 of Appendix I to this announcement;

“Regulatory Information Service”	a Regulatory Information Service that is approved by the FCA and is on the list maintained by the FCA in LR App 3 to the Listing Rules;
“Restricted Jurisdiction”	any jurisdiction where extension or acceptance of the Offer would violate the law of that jurisdiction;
“Substantial Interest”
in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in Section 548 of the Companies Act) of such undertaking;

“T. Rowe Price”	T. Rowe Price International Ltd;
“Threadneedle”	Threadneedle Asset Management Limited;
“UK Listing Authority”	the FCA in its capacity as UK Listing Authority;
“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;
“United States” or “US”	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia;
“US Securities Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Wider CSC Bidco Group”
CSC Bidco, its parent undertakings, its subsidiary undertakings, associated undertakings and any other undertakings in which that company and such undertakings (aggregating their interests) have a Substantial Interest;

“Wider Xchanging Group”	Xchanging, its subsidiary undertakings, associated undertakings and any other undertakings in which that company and such undertakings (aggregating their interests) have a Substantial Interest;
“Xchanging”	Xchanging plc, a company incorporated in England and Wales with registered number 5819018;
“Xchanging Board”	the board of directors of Xchanging;
“Xchanging Directors”	the directors of Xchanging as at the date of this announcement;
“Xchanging Group”	Xchanging, its subsidiaries and subsidiary undertakings;
“Xchanging Share Schemes”
the Xchanging B.V. 2000 Executive Share Option Plan (Approved and Unapproved), the Xchanging plc 2007 Executive Share Option Plan (Approved and Unapproved), the Xchanging plc 2007 Performance Share Plan, the Xchanging plc 2012 Deferred Share Bonus Plan and a Deed of Grant dated 3 April 2014;

“Xchanging Shareholders” or “Shareholders”	the holders of Xchanging Shares; and
“Xchanging Shares”
the existing unconditionally allotted or issued and fully paid ordinary shares of 5 pence each in the capital of Xchanging and any further such shares which are unconditionally allotted or issued fully paid, or credited as fully paid, before the date on which the Offer closes (or such earlier date as CSC Bidco may, subject to the Code, decide, not being earlier than (a) the date on which the Offer becomes or is declared unconditional as to acceptances or (b), if later, the First Closing Date).

For the purposes of this announcement, “subsidiary”, “subsidiary undertaking”, “parent undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Companies Act.
All the times referred to in this announcement are London times unless otherwise stated.

References to the singular include the plural and vice versa.
“£” and “pence” means pounds and pence sterling, the lawful currency of the United Kingdom.
“$” means “US dollars”, the lawful currency of the United States.